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                                                                     EXHIBIT 18

                                 May 7, 1997


Lithia Motors, Inc.
Medford, Oregon

Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of Lithia Motors, Inc. and Subsidiaries (the Company) for the three months ended March 31, 1997, and have read the Company's statements contained in note 2 to the consolidated financial statements included therein. As stated in note 2, the Company changed its method of accounting for inventories from the last-in first-out
(LIFO) method to the first-in first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method of valuing inventories more accurately presents the Company's financial position as it reflects more recent costs on the consolidated balance sheet, more accurately matches costs with revenues reported during the period presented and provides comparability to industry information. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Lithia Motors, Inc. and Subsidiaries as of any date or for any period subsequent to December 31, 1996, nor have we audited the information set forth in the aforementioned note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Lithia Motors, Inc. and Subsidiaries' compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                             Very truly yours,

                             KPMG PEAT MARWICK LLP

Portland, Oregon